Exhibit 10.31

March 4, 2019

David Sponsel

6708 Stallion Ranch Road

Frisco, Texas 75034

Re: New Role with Alphatec Spine, Inc. Dear David:

I am very pleased to provide you with the following new role with Alphatec Spine, Inc. ("ATEC" or the "Company"), a wholly owned subsidiary of Alphatec Holdings, Inc. ("AHI" or "Holdings").

1. Term. The term ofthis Agreement will commence on April 1, 2019 (the "Effective Date")

and will continue until terminated, according to the terms of this Agreement.

2.

Position. On the Effective Date, you will begin to serve as Executive Vice President, Sales of the Company. In this capacity, you will report directly to Pat Miles, the Company's Chairman and ChiefExecutive Officer ("CEO")  and have all of the customary authorities, duties and responsibilities  that accompany your position. Throughout your employment with the Company, you agree to devote substantially all of your working time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable  law and the Company's policies and procedures.

3. Annual Compensation.   In your new role, your compensation package will be as follows:

a. Base Cash Salary. Your base cash salary will be at a rate of $350,000 per year.

b.

Annual Cash Bonus. You will be eligible to receive a quarterly bonus for Q1 2019, under the terms of your existing A VP Bonus Plan. Beginning on the Effective Date, if you remain employed through the date that annual bonuses are paid by the Company, you will be eligible to participate in the Company's discretionary annual bonus program with your annual target bonus opportunity equal to seventy percent (70%) of base salary, with the opportunity to earn up to one hundred percent (100%) upon attainment of quota. The Compensation Committee (the "Committee") of the Board ofDirectors of Holdings (the "Board") will determine the amount ofyour award based on its assessment of a number of factors including Company and individual performance, in consultation with the CEO.

c. Long Term Incentive. Commencing with the Company's fiscal year starting January

1, 2019, you will be eligible, subject to your continued employment by the Company, to participate in such long-term incentive programs that are made available at the level determined by the Committee, in its discretion, consistent with your role and responsibilities as an Executive Vice President of the Company.

4.

Benefits. You will be eligible to participate in the employee welfare and benefit programs of the Company at the level available to other members of the Company's executive management. Participation in Company benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.

5.

Severance.   Your eligibility for severance upon a termination of employment will be governed by the terms of the ATEC Severance Agreement and ATEC Change in Control Agreement, forms of which are attached hereto as Exhibit A and Exhibit B.

6.

Relocation.   You have agreed to relocate your residence from Texas to the Carlsbad, California area, where the Company's headquarters is located. In connection with your relocation, ATEC will provide you with a set relocation amount of up to $100,000, which will either be reimbursed by the Company, or paid directly by the Company to cover miscellaneous costs related to such relocation, including: temporary living, two round-trip airfares between your current residence and San Diego, CA, a home-finding trip of up to five (5) days for you and your spouse (including air, car rental and hotel), moving expenses, car rental, car transport, real estate buying/closing costs and spousal employment assistances. Any amount incurred in excess of $50,000 will be payable by ATEC at the discretion ofthe Executive Vice President, People & Culture and General Counsel. You will be entitled to a full "gross up" for all taxes incurred in connection with the Relocation Expenses. If, prior to the first anniversary of the Effective Date, your employment with the Company  is terminated for "Cause" (as defined in Exhibit A hereto) or by your voluntary resignation, you agree, within thirty (30) days of the date of such termination of employment, to repay to the Company one hundred percent (100%) of the Relocation Expenses previously reimbursed to you.

7.

Certain Post-Emolovment Covenants. During your employment with the Company, and for a period of one year following the termination of your employment with the Company, you shall not, without the prior written consent of the Company: (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the "Company Group") to leave the service of the Company Group for any reason; or (ii) in a manner that is dependent upon the use of the Company's proprietary information, either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with the Company.

8.

Indemnification and Cooperation.   During and after your employment, the Company will indemnify you in your capacity as an officer, employee or agent ofthe Company to the fullest extent required by applicable law and the Company's charter and by-laws, and will provide you with director and officer liability insurance coverage (including post termination tail coverage) on the same basis as the Company's other executive officers. You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge.

9. Withholding.   Tax will be withheld by the Company as appropriate  under applicable

Federal tax requirements for any payments or deliveries under this Agreement.

10.

No Guarantee of Employment or Fixed Compensation.   This Agreement is not a guarantee of employment or a guarantee of compensation for the Term. Your employment will be on an "at-will" basis, meaning that you and the Company may terminate your employment at any time and for any reason during the Term, with or without prior notice, subject to the provisions of this Agreement (including Exhibit A and Exhibit B).

11.

Entire Agreement.   This Agreement (including Exhibit A and Exhibit B) constitutes the Company's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates.

12.

Miscellaneous Representations.   You confirm and represent to the Company, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will neither bring such information to the Company, nor use or disclose such information to the Company or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions ofthis offer.

You may accept this new role by signing this letter. Your signature on this letter and your submission of a signed copy to the Company will evidence your agreement set forth herein.

We are pleased to offer you this opportunity to join the Company's Senior Leadership Team, and we look forward to having you aboard.   We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Craig E. Hunsaker___________________

Craig E. Hunsaker

Executive Vice President, People & Culture

I agree with and accept the foregoing terms.

I agree with and accept the foregoing terms.

/s/ David Sponsel__________________________

David Sponsel

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